Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-137143 on Form S-8 of the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico (formerly the Sara Lee Corporation Personal Products Retirement Savings Plan of Puerto Rico) of our report dated June 16, 2006, appearing in this Annual Report on Form 11-K of the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico for the year ended December 31, 2006.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Oak Brook, Illinois
July 2, 2007